SCHEDULE A

to the

CUSTODY AGREEMENT

Funds to be serviced under the Custody Agreement as of September 25, 2009

Amerigo Fund

Clermont Fund

Select Allocation Fund*

Descartes Fund

Liahona Fund

Reservoir Fund

Select Appreciation Fund

Enhanced Income Fund

Flexible Income Fund

Principal Guard Fund

* Formerly known as Berolina Fund

The parties hereto agree to the terms of this Schedule A effective as of the 25th day of September 2009.

ADVISORONE FUNDS

FIRST NATIONAL BANK OF OMAHA

By:/s/ W. Patrick Clarke____                        By:/s/ John Lenihan________________

          W. Patrick Clarke, President                         John Lenihan, Senior Trust Officer